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                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549


                                      FORM N-8A


                             NOTIFICATION OF REGISTRATION
                        FILED PURSUANT TO SECTION 8(a) OF THE
                            INVESTMENT COMPANY ACT OF 1940


               The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

          _________________________________________________________________


          Name:      T. Rowe Price Diversified Small-Cap Growth Fund, Inc..
          _________________________________________________________________

          Address of Principal Business Office (No. & Street, City, State, Zip Code):

             100 East Pratt Street,       Baltimore, Maryland 21202
          _________________________________________________________________


          Telephone Number (including area code):(410) 345-2000
          ______________________________________________________


          Name and address of agent for service of process:

                             Henry Holt Hopkins, Esquire
          _________________________________________________________________


             100 East Pratt Street,   Baltimore, Maryland 21202
          _________________________________________________________________

          Check Appropriate Box:

             Registrant is filing a Registration Statement pursuant to
             Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                     YES  / X /           NO  /____/
          _________________________________________________________________


















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                                      SIGNATURES


          1. Form of signature if registrant is an investment company having a board of directors:

                     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Baltimore and State of Maryland on the 1st day of May, 1997.



          [SEAL]  Signature:     T. ROWE PRICE DIVERSIFIED SMALL-CAP GROWTH
                                 FUND, INC.

          _________________________________________________________________
                                 (Name of Registrant)



                    By:      /s/Richard T. Whitney
                             __________________
                             Richard T. Whitney, President


          Attest:   /s/Patricia S. Butcher
                    ______________________
                    Patricia S. Butcher

                    Assistant Secretary
                    ___________________